FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Growth in Net Orders, Revenues, Backlog and Earnings from Continuing Operations for Fourth Quarter of Fiscal Year 2008

Net earnings per diluted share from continuing operations climbed to $0.68 in the fourth quarter and $2.31 in the fiscal year

PALO ALTO, Calif., Oct. 23, 2008 – Varian Medical Systems (NYSE:VAR) today is reporting strong growth in revenues, net orders, backlog, and earnings from continuing operations for the fourth quarter of fiscal 2008. Net earnings from continuing operations for the fourth quarter rose to $0.68 per diluted share, up 10 percent from $0.62 per diluted share in the year-ago quarter. Net earnings from continuing operations for the full fiscal year 2008 climbed to $2.31 per diluted share, up 24 percent from $1.86 per diluted share in fiscal 2007. The planned sale of the non-proton therapy portion of the ACCEL business and its resulting classification as a discontinued operation reduced net earnings per diluted share by $0.06 for the quarter to $0.62 and by $0.12 for the fiscal year to $2.19.

Compared to the same period last fiscal year, fourth-quarter revenues grew 15 percent to $593 million and operating earnings increased 19 percent to $136 million. Fiscal year 2008 revenues grew 18 percent to $2.1 billion and operating earnings increased 24 percent to $419 million. Net orders for the quarter rose 15 percent to $725 million and net orders for the fiscal year increased 15 percent to $2.3 billion. The fiscal 2008 year-ending backlog increased to $1.9 billion, up 14 percent from prior fiscal year.

“We finished the fiscal year on a strong note with solid contributions from our major businesses,” said Tim Guertin, CEO of Varian Medical Systems. “We did not see contraction in our businesses as a result of tightening credit markets during the quarter. Customers were able to finance purchases and move ahead with deployment of our technology for better cancer treatments, filmless X-ray imaging, and enhanced security at ports and borders.”

The company ended the year with $397 million in cash and cash equivalents and $40 million of debt. During the quarter, the company spent $85 million to repurchase 1.5 million shares of common stock. Throughout the fiscal year, the company spent $262 million to repurchase 5.1 million shares, which helped to reduce average diluted shares
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Varian Medical Systems Reports Growth in Net Orders, Revenues, Backlog                                                                                                 Page 2
and Earnings the Fourth Quarter of Fiscal Year 2008

outstanding by 3 million from the prior year to 128 million. The company ended the quarter with accounts receivable days sales outstanding of 74, an improvement of 14 days from the year-ago quarter.

Oncology Systems
Oncology Systems’ fourth quarter revenues totaled $483 million, up 13 percent from the same period last fiscal year. Oncology revenues for the fiscal year were $1.7 billion, up 16 percent from the fiscal year 2007 total.

Fourth-quarter net orders were $611 million, up 17 percent with 15 percent growth in North America and 19 percent growth in international markets. Total net orders for the fiscal year rose to $1.9 billion, up 14 percent from last year, with 13 percent growth in North America and 16 percent growth in international markets.

“Our Oncology Systems business remained on a solid growth track with continued strong demand for our image guidance and RapidArc® products as well as our software and service,” said Guertin. “Since its introduction in March of this year, we have taken more than 300 orders for our RapidArc products for faster, more precise cancer treatments. We now have installed more than 1,000 On-Board Imager devices. Varian is far ahead of the competition in both volumetric arc and image-guided radiotherapy and radiosurgery.”

X-Ray Products
Fourth quarter revenues for the X-Ray Products business were $83 million, up 25 percent from the year-ago quarter, and revenues for the full fiscal year were $305 million, up 19 percent from fiscal year 2007 levels. Compared to corresponding periods in fiscal year 2007, X-Ray Products’ fourth quarter net orders rose 19 percent to $94 million and fiscal year net orders rose 24 percent to $337 million.

“Flat panel detectors for filmless X-ray imaging continued to lead the strong growth in quarterly and annual revenues and net orders for this business with gains in all market segments including medical diagnostics, dentistry, veterinary care and security,” Guertin said. “Flat panel products represented nearly 40 percent of the net orders taken by X-Ray Products in the fiscal year.”

Other
The company’s Other category, which is comprised of the Security and Inspection Products business, the ACCEL proton therapy business, and the Ginzton Technology Center, recorded fourth quarter revenues of $27 million, up 20 percent from the year-ago period. Revenues for the fiscal year totaled $93 million, up $35 million or 62 percent from fiscal year 2007. Fourth-quarter net orders in this category were $21 million, down by 32 percent from the year-ago quarter and net orders for fiscal year 2008 were $95 million, down 7 percent from fiscal year 2007.

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Varian Medical Systems Reports Growth in Net Orders, Revenues, Backlog                                                                                                 Page 3
and Earnings the Fourth Quarter of Fiscal Year 2008

“Compared to the corresponding periods last fiscal year, our security and inspection business grew revenues by 20 percent for the fourth quarter and 69 percent for the fiscal year,” Guertin said. “Net orders in this business were down by 32 percent versus a strong year-ago quarter, but annual orders were up 10 percent versus fiscal 2007. Governments around the world have been moving ahead with deployment of this technology.”

During the quarter, the company approved a plan to sell the research instruments portion of its ACCEL business in order to focus exclusively on the development of its proton therapy solutions. Consequently, the company determined to account for the research business as a discontinued operation. This discontinued operation reported a loss per diluted share of $0.06 for the fourth quarter and $0.12 for the fiscal year. This includes an expected loss upon disposal.

Please refer to the company’s website at www.varian.com/investor for a reclassification by quarter of the research instruments business as a discontinued operation for fiscal years 2007 and 2008.

Outlook
“Despite the onset of turbulent financial times, fiscal 2008 was an excellent year for our company with important product introductions that contributed to strong financial results and a record backlog that sets the stage for continued growth,” said Guertin. “We believe that for the first quarter of fiscal year 2009 total company revenues should increase by 10 to 12 percent over the prior year. Compared to $0.46 of net earnings per diluted share from continuing operations in the first quarter of fiscal 2008, net earnings per diluted share from continuing operations for the first quarter of fiscal 2009 should be in the range of $0.51 to $0.53.

“While the present economic climate creates additional uncertainties, we currently believe that company revenues for the full fiscal year 2009 could increase by 10 to 13 percent over the fiscal 2008 total,” Guertin added. “Compared to $2.31 in net earnings per diluted share from continuing operations for fiscal year 2008, net earnings per diluted share from continuing operations for fiscal year 2009 could be in the range of $2.58 to $2.63.”

Investor Conference Call
Varian Medical Systems is scheduled to conduct its fiscal year 2008 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year. To access the call via telephone, dial 1-866-831-6247 from inside the U.S. or 1-617-213-8856 from outside the U.S. and enter confirmation code 34391776. The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 20390351. The telephone replay will be available through 5 p.m. PT, October 25, 2008.

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Varian Medical Systems Reports Growth in Net Orders, Revenues, Backlog                                                                                                 Page 4
and Earnings the Fourth Quarter of Fiscal Year 2008

Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 4,800 people who are located at manufacturing sites in North America, Europe, and China and approximately 60 sales and support offices around the world. For more information, visit http://www.varian.com.

Note regarding reconciliation
For comparison purposes, the company makes reference to net earnings per diluted share results in the fourth quarters and full fiscal years 2008 and 2007 that are not consistent with accounting principles generally accepted in the United States (GAAP). These results are reflected and reconciled to GAAP in the table below. The company references these results to allow a better comparison between ongoing operations in the current and prior periods. The company's reference to these results should be considered in addition to results that are prepared under current accounting standards but should not be considered a substitute for results that are presented as consistent with GAAP.

	Q408	Q407	FY08	FY07
EPS - Continuing Operations	$0.68	$0.62	$2.31	$1.86
Share-based comp. expense (1)	$0.06	$0.06	$0.21	$0.23
Proforma EPS - Continuing Operations	$0.74	$0.68	$2.52	$2.09
(1) Represents amounts for total share-based compensation expenses and its related tax benefits.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as RapidArc therapy, image-guided radiation therapy (IGRT), stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “estimate,” “believe,” “expect,” “can,” “grow,” “could,” “should,” “continue,” “sets the stage” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include demand for the company’s products; the company’s ability to develop and commercialize new products; the company’s ability to meet demand for manufacturing capacity; the company’s ability to complete the planned sale of instruments portion of the company’s ACCEL proton therapy business; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the company’s ability to maintain or increase operating margins; the impact of competitive products and pricing; the effect of economic conditions, currency exchange rates, and tax rates; the effect of changes in accounting principles; the company’s ability to meet Food and Drug Administration and other regulatory requirements for product clearances or to comply with Food and Drug Administration and other regulatory regulations or procedures; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company’s business; the possibility that material product liability claims could harm future revenues or require the company to pay uninsured claims; the effect of environmental claims and expenses; the company’s ability to protect the company’s intellectual property; the impact of managed care initiatives, other health care reforms, and/or third-party reimbursement levels and credit availability for capital expenditures for cancer care; the potential loss of key distributors or key personnel; consolidation in the X-ray tubes market; the risk of operations interruptions due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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Varian Medical Systems Reports Growth in Net Orders, Revenues, Backlog                                                                                                 Page 5
and Earnings the Fourth Quarter of Fiscal Year 2008

A summary of earnings and other financial information follows.

Varian Medical Systems, Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in millions, except per share amounts)	Q4 QTR 2008	Q4 QTR 2007	Q4 YTD 2008	Q4 YTD 2007
Net orders	$725.3	631.9	2,302.1	2,009.9
Oncology Systems	610.5	522.3	1,870.7	1,636.0
X-Ray Products	94.2	79.1	336.8	272.6
Other	20.6	30.5	94.6	101.3
Order backlog	$1,887.8	1,655.5	1,887.8	1,655.5

Revenues	$592.7	516.5	2,069.7	1,755.1
Oncology Systems	482.6	427.7	1,671.8	1,440.3
X-Ray Products	83.1	66.2	305.2	257.4
Other	27.0	22.6	92.7	57.4

Cost of revenues (1)	$330.2	298.0	1,192.2	1,022.2
Gross margin	262.5	218.5	877.5	732.9
As a percent of revenues	44.3%	42.3%	42.4%	41.8%

Operating expenses
Research and development (1)	39.1	32.8	135.6	117.3
Selling, general and administrative (1)	87.8	72.0	322.5	277.0

Operating earnings	135.6	113.7	419.4	338.6
As a percent of revenues	22.9%	22.0%	20.3%	19.3%

Interest income, net	2.2	1.2	6.6	7.4
Earnings from continuing operations before taxes	137.8	114.9	426.0	346.0
Taxes on earnings (1)	50.7	35.1	130.7	103.1
Earnings from continuing operations	87.1	79.8	295.3	242.9
As a percent of revenues	14.7%	15.4%	14.3%	13.8%

Loss from discontinued operations - net of taxes (2)	(8.6)	(1.2)	(15.8)	(3.4)
Net earnings (1)	$78.5	78.6	279.5	239.5

Net Earnings (Loss) per share - basic: (1)
Continuing operations	$0.70	0.64	2.37	1.91
Discontinued operations (2)	(0.07)	(0.01)	(0.13)	(0.03)
Net earnings per share	$0.63	0.63	2.24	1.88

Net Earnings (Loss) per share - diluted: (1)
Continuing operations	$0.68	0.62	2.31	1.86
Discontinued operations (2)	(0.06)	(0.01)	(0.12)	(0.03)
Net earnings per share	$0.62	0.61	2.19	1.83

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	124.5	125.4	124.8	127.4
Average shares outstanding - diluted	127.4	128.0	127.6	130.6

(1) Includes amounts for total share-based compensation expenses and its related tax benefits.
(in millions, except per share amounts)	Q4 QTR	Q4 QTR	Q4 YTD	Q4 YTD
	2008	2007	2008	2007
Costs of revenues	$2.2	2.0	7.8	8.0
Research & development	1.2	1.2	4.7	5.0
Selling, general & administrative	7.5	7.9	28.5	31.9
Total	10.9	11.1	41.0	44.9
Taxes on earnings SFAS 123R	(3.6)	(3.7)	(13.6)	(15.2)
Net earnings from continuing operations	$7.3	7.4	27.4	29.7

Net earnings per diluted share - share-based compensation expense - continuing operations	$0.06	0.06	0.21	0.23

Net earnings per diluted share - excluding share-based compensation expense - continuing operations	$0.74	0.68	2.52	2.09

(2) The operating results of ACCEL research instruments are classified as discontinued operations for all periods presented.

Varian Medical Systems Reports Growth in Net Orders, Revenues, Backlog                                                                                                 Page 6
and Earnings the Fourth Quarter of Fiscal Year 2008

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	September 26,	September 28,
	2008	2007 (2)
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$397,306	$263,246
Accounts receivable, net	486,310	499,330
Inventories	282,980	213,095
Deferred tax assets and other	209,006	154,760
Current assets held for sale (1)	18,799	29,798
Total current assets	1,394,401	1,160,229

Property, plant and equipment	452,576	379,327
Accumulated depreciation and amortization	(234,393)	(211,381)
Property, plant and equipment, net	218,183	167,946

Goodwill	209,146	205,553
Other assets	150,694	145,600
Long term assets held for sale (1)	3,088	5,047
Total assets	$1,975,512	$1,684,375

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$105,281	$88,121
Accrued expenses	252,915	295,740
Deferred revenues	141,368	101,839
Advance payments from customers	201,783	164,682
Product warranty	51,141	51,290
Short-term borrowings	-	41,000
Current maturities of long-term debt	7,987	8,970
Current liabilities held for sale (1)	21,202	30,045
Total current liabilities	781,677	781,687
Other long-term liabilities	134,251	40,847
Long-term debt	32,399	40,386
Total liabilities	948,327	862,920

Stockholders’ Equity
Common stock	125,590	125,215
Capital in excess of par value	468,384	311,411
Retained earnings and accumulated other comprehensive loss	433,211	384,829
Total stockholders’ equity	1,027,185	821,455
Total liabilities and stockholders’ equity	$1,975,512	$1,684,375

(1) The assets and liabilities of ACCEL research instruments are classified as held for sale for all periods presented.

(2) The condensed consolidated balance sheet as of September 28, 2007 was derived from audited financial statements as of that date.